FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge, EVP/CFO
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR FIRST QUARTER 2009

VISALIA, Calif., April 30, 2009/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $347,000, or $.10 per diluted share, for the quarter ended March 31, 2009, compared to $418,000 or $.15 per diluted share for the same period of 2008, representing a 38% decrease in diluted earnings per share.  The decrease in net income resulted from increases in non-interest expense partially offset by increases in net interest income.  The Company’s accrual of an industry-wide special assessment announced by the FDIC in February 2009 was the primary reason for the increase in non-interest expense.  The decrease in diluted earnings per share resulted mostly from dividends accrued on preferred stock issued to the United States Treasury in the first quarter of 2009.  The preferred dividends reduced the amount of net income available to common shareholders in the earnings per share calculation.

 “This, our 43rd consecutive quarter of profitability, is a tribute to our entire banking team which continues to serve our customers with great enthusiasm,” remarked Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “While we have yet to record a significant loan or investment loss during this recession, economic conditions dictate that we continue making prudent additions to our loan loss reserves.  Although the elevated loss provisioning impacts our profitability, our financial strength and overall performance under these difficult conditions gives us optimism for the long term,” he added.

The Company’s annualized return on average assets for the first quarter of 2009 was ..45%, compared to .60% for the same 2008 period.  The annualized return on average equity for the first quarter of 2009 was 3.92% compared to 5.76% for the same 2008 period.

Net interest income during the first quarter of 2009 was $3.1 million compared to $3.0 million in the first quarter of the prior year, a 4% increase.  The improvement was attributable to higher loan totals and reduced cost of funds during the 2009 period.  Net loans of $230.4 million at March 31, 2009 were $19.7 million or 9% higher compared to net loans at March 31, 2008.  The average cost of interest-bearing liabilities was 2.31% for the 2009 period compared to 3.22% for the 2008 period, a reduction of 91 basis points.  This was partially offset by a 101 basis point reduction in the yield on average loans and other interest-earning assets which decreased to 6.07% for the 2009 period compared to 7.08% for the 2008 period.

The Company’s net interest margin for the first quarter of 2009 was 4.41% compared to 4.72% for the first quarter of 2008, a decrease of 31 basis points.  This was a relatively small reduction considering that the Federal Reserve reduced interest rates a total of 275 basis points during the period April 2008 to March 2009 which significantly lowered asset yields.  The relative stability of the Company’s net interest margin reflected management’s efforts to mitigate the impact of falling interest rates through the use of interest rate floors on variable priced loans and aggressively lowering deposit rates.

Average total earning assets for the first quarter of 2009 were $289 million compared to $261 million for the same period in 2008, an increase of $28 million or 11%.  Average net loans for the first quarter of 2009 were $229 million compared to $205 million for the same period in 2008, an increase of $24 million or 12%.

Average deposits for the first quarter of 2009 were $259 million compared to $220 million for the same period in 2008, an increase of $39 million or 18%.  Average demand deposits for the 2009 period were $69 million, a $6 million or 10% increase from the 2008 period.

Total deposits were $261 million at March 31, 2009, a $4 million or 1% increase from the December 31, 2008 total of $257 million, and a $19 million or 14% increase from total deposits of $229 million at March 31, 2008.  The amount of brokered time deposits included in total deposits at March 31, 2009, December 31, 2008 and March 31, 2008 were $11.1 million, $15.9 million, and $9.9 million, respectively.  All other deposits were acquired locally.

The allowance for loan losses totaled $3.65 million or 1.56% of total loans at March 31, 2009 compared to $2.15 million or 1.01% of total loans at March 31, 2008. A $400,000 provision for loan losses was recorded during both the first quarter of 2009 and the first quarter of 2008.  The Company recorded no net charge-offs during the first quarter of 2009 and a $12,000 net charge-off during the same first-quarter of 2008.

The Company had $3.1 million in non-performing assets at March 31, 2009 which represented 1.4% of total loans.  Non-performing assets were comprised of six nonaccrual loans for which management has established a loss reserve of $400,000.  This compares to $4.9 million in non-performing assets at December 31, 2008 which represented 2.2% of total loans and $402,000 in non-performing assets at March 31, 2008 which represented 0.2% of total loans.  Non-performing assets decreased during the first quarter of 2009 due primarily to non-accrual loans being paid current by cash payments from borrowers.

The total risk-based capital ratio for the Company was 16.7% at March 31, 2009 compared to 14.0% at December 31, 2008.  Valley Business Bank’s total risk-based capital ratio was 16.6% at March 31, 2009 compared to 13.9% at December 31, 2008.  The capital ratios increased during the first quarter of 2009 due to the issuance of $7.7 million in preferred stock to the United States Treasury under the Troubled Asset Relief Program’s Capital Purchase Program.

Non-interest income during the first quarters of 2009 and 2008 totaled $317,000 and $291,000, respectively.  The Company’s non-interest income increased in the categories of service charges on deposits, earnings on bank-owned life insurance, mortgage loan underwriting fees, and account analysis charges.  These were offset by decreases in fees from other service charges, including non-sufficient funds and overdraft fees.

Non-interest expense was $2.5 million in the first quarter of 2009 compared to $2.3 million in the first quarter of 2008, an increase of $.2 million or 11%.  The increase in non-interest expense was due to higher FDIC premiums, and increased occupancy and equipment costs.

In February 2009, the Company purchased an office building in downtown Visalia.  This will allow the Company to consolidate its Visalia Branch Office, Information Technology Group, Credit Administration Department, and Finance and Accounting Department in the new building in the latter part of 2009.

Valley Commerce Bancorp had 2,597,426 shares of common stock outstanding at March 31, 2009.  The book value per share available for common shareholders was $11.78 at March 31, 2009, compared to $11.18 at March 31, 2008.

All per share data has been adjusted for the 5% stock dividends declared in May 2008 and in April 2009.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Fresno, and Tulare, and has branch offices in Woodlake and Tipton.   Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of March 31,		As of December 31,
	2009	2008	2008	2007
Assets
Cash and Due from Banks	$6,838	$10,320	$8,756	$9,297
Federal Funds Sold	7,840	5,000	13,390	-
Available-for-Sale Investment Securities	46,232	49,963	42,018	56,615
Loans (net)	230,400	210,673	226,697	199,514
Bank Premises and Equipment (net)	7,626	3,176	3,975	3,037
Cash Surrender Value of Bank Owned Life Insurance	6,492	6,247	6,422	6,185
Other Assets	4,834	4,448	4,841	4,433
TOTAL ASSETS	$310,262	$289,827	$306,099	$279,081

Liabilities & Equity
Non-Interest Bearing Deposits	$66,852	$64,348	$77,406	$66,993
Interest Bearing Deposits	107,197	94,377	87,738	86,277
Time Deposits	86,863	70,441	92,180	62,116
Total Deposits	260,912	229,166	257,324	215,386
Short-Term Debt	-	19,163	8,000	21,804
Long-Term Debt	5,130	7,194	5,184	8,146
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,985	2,313	2,358	1,779
Total Liabilities	272,120	260,929	275,959	250,208
Shareholders’ Equity	38,142	28,898	30,140	28,873
TOTAL LIABILITIES & EQUITY	$310,262	$289,827	$306,099	$279,081

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

Interest Income	$4,223	$4,449
Interest Expense	1,157	1,490
NET INTEREST INCOME Provision for Loan Losses	3,066 400	2,959 400
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,666	2,559
Non-interest Income	316	291
Non-interest Expenses	2,519	2,275
INCOME BEFORE INCOME TAXES	463	575
Income Taxes	116	157
NET INCOME	$347	$418
Dividends accrued and discount accreted on preferred shares	(92)	-
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$255	$418
EARNINGS PER SHARE - BASIC*	$0.10	$0.16
EARNINGS PER SHARE – DILUTED*	$0.10	$0.15
SHARES OUTSTANDING – END OF PERIOD*	2,597	2,584
* All per share data has been adjusted for the 5% stock dividends declared in May 2008 and in April 2009.